Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus dated February 3, 2012

Registration No. 333-179320

February 3, 2012

MPT Operating Partnership, L.P.

MPT Finance Corporation

6.375% Senior Notes due 2022

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this Supplement supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus.

Other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Issuers:	MPT Operating Partnership, L.P. and MPT Finance Corporation

Aggregate Principal Amount:	$200,000,000

Title of Securities:	6.375% Senior Notes due 2022

Final Maturity Date:	February 15, 2022

Public Offering Price:	100.000%, plus accrued interest from February 17, 2012, if any

Coupon:	6.375%

Yield to Maturity:	6.375%

Spread to Benchmark Treasury:	+443 bps

Benchmark Treasury:	UST 2.0% due November 15, 2021

Gross Proceeds:	$200,000,000

Net Proceeds to Issuer before Estimated Expenses:	$196,500,000

Interest Payment Dates:	February 15 and August 15

Record Dates:	February 1 and August 1

First Interest Payment Date:	August 15, 2012

Escrow Provisions:	An amount equal to the proceeds from this offering will be placed in an escrow account together with any additional amounts needed to redeem the notes at their aggregate offering price plus accrued and unpaid interest on the notes from the issue date up to, but not including the redemption date. Subject to customary and other conditions to releasing escrowed funds, we will use the escrowed funds to consummate the Ernest Acquisition Transactions contemplated by the Preliminary Prospectus. If the Ernest Acquisition Transactions are not consummated by May 17, 2012, then we will be required to redeem the notes at the aggregate offering price plus accrued and unpaid interest up to, but not including, the redemption date.

Optional Redemption:

Make-whole call at T+50 until February 15, 2017.

From and after February 15, 2017, at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest to, but not including, the redemption date, if redeemed during the 12-month period beginning on February 15 of each of the years indicated below:

Date	Price
2017	103.188%
2018	102.125%
2019	101.063%
2020 and thereafter	100.000%

Optional Redemption with Equity Proceeds:	In addition, prior to February 15, 2015, up to 35% of the notes at a redemption price equal to 106.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

Change of Control:	Putable at 101% of principal, plus accrued and unpaid interest.

CUSIP/ISIN Numbers:	CUSIP: 55342U AD6 ISIN: US55342UAD63

Distribution:	SEC Registered (Registration No. 333-179320)

Listing:	None

Trade Date:	February 3, 2012

Settlement:

T+10 on February 17, 2012

We expect that delivery of the notes will be made against payment therefor on or about February 17, 2012, which will be the tenth business day following the pricing of the notes (such settlement being herein referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, you should be aware that the trading of the notes on the date of pricing or the next succeeding six business days may be affected by the T+10 settlement.

Use of Proceeds:	As set forth in the Preliminary Prospectus.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. RBC Capital Markets, LLC

Lead Managers:	KeyBanc Capital Markets Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	Raymond James & Associates, Inc. Morgan Keegan & Company, Inc.

Denominations/Multiple:	2,000 × 1,000

The Issuers have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attn: Syndicate or from Merrill Lynch, Pierce, Fenner & Smith Incorporated, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717.

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